SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 333-153306

LADYBUG RESOURCE GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

10300 W. Charleston 13-325, Las Vegas, NV 89135	(714) 412-3799
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12-g-4(a)(1)

        .

Rule 12-g-4(a)(2)

        .

Rule 12-h-3(b)(1)(i)

        .

Rule 12-h-3(b)(i)(ii)

        .

Rule 15d-6

   X  .

Approximate number of shareholders of record as of the certification or notice date: 150

Pursuant to the requirements of the Securities Exchange Act of 1934 LADYBUG RESOURCE GROUP, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 2, 2011

/s/ Thomas F. Krucker

Name:  Thomas F. Krucker

Title:    Chief Executive Officer